EXHIBIT 99.1

LHC Group to Acquire Deaconess Homecare

Joins Two of Nation's Largest Providers

LAFAYETTE, La., Feb. 3, 2014 (GLOBE NEWSWIRE) -- LHC Group Inc. (Nasdaq:LHCG), a national provider of home health, hospice and comprehensive post-acute healthcare services, announced today that it has signed a definitive stock purchase agreement with BioScip®, Inc. (Nasdaq:BIOS) to purchase two of its operating subsidiaries, doing business as Deaconess HomeCare and Elk Valley Health Services, for $60 million. The transaction will add 33 locations in five states, increasing LHC Group's geographical footprint to 342 locations across 27 states. The transaction, which is expected to close by the end of the first quarter of 2014, subject to customary closing conditions, is anticipated to be accretive to LHC Group's 2014 earnings by between $0.05 and $0.10 per diluted share.

The combined service area of Deaconess HomeCare and Elk Valley Health Services, collectively one of the nation's largest home health providers, includes 121 counties for home health, 30 counties for hospice and 95 counties for community-based services in the states of Mississippi, Tennessee, Kentucky, Illinois, and Nebraska. Annual revenues are approximately $72.6 million.

Established in 1969, Deaconess HomeCare – a charter member of the National Association of Homecare and Hospice and accredited by the Accreditation Commission for Health Care (ACHC) – is a nationally recognized provider with a long-standing reputation for providing quality care and exceptional service to patients, families and communities they serve.

"When we founded LHC Group 20 years ago, Deaconess HomeCare already had a strong reputation as one of the nation's premier providers," said Keith Myers, LHC Group chairman and CEO. "Joining forces with a provider of this caliber marks a great day for our company."

"As consolidation continues to occur in our industry, we look forward to more opportunities like this to join forces with other high-quality providers who share our values and commitment to excellence. We welcome the healthcare professionals at Deaconess HomeCare and Elk Valley Health Services to the LHC Group family and look forward to combining our strengths and partnering with local clinicians to deliver high-quality health care that allows patients to safely remain in the comfort of their homes."

"We feel the time is right to form this partnership for the benefit of our patients and employees – and given our shared values and culture, it is clear that LHC Group is the right partner," said Penny Lovitt, vice president of operations at Deaconess HomeCare. "Over our 45 years of business, we have learned that success comes through a constant focus on employee satisfaction and making quality patient care the top priority. The professionals at LHC Group share this view and are committed to supporting Deaconess HomeCare and Hospice and Elk Valley Health Services so that we can continue to provide the same high level of service."

About LHC Group Inc.

LHC Group Inc. (LHCGroup.com) is a national provider of post-acute care services, providing quality, cost-effective health care to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of healthcare services through home health, hospice and community-based services locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Eric Elliott
         Investor Relations
         (337) 233-1307
         eric.elliott@LHCgroup.com